                                   EXHIBIT 14

                                 CODE OF ETHICS

                            COLONIAL BANKSHARES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

        The success and reputation of Colonial Bankshares, Inc., Colonial Bank, FSB and their affiliates (collectively the "Company") are built on principles of integrity, fair dealing and ethical conduct. This Code of Business Conduct and Ethics governs the behavior of the Company's directors, officers and employees in their dealings with current and potential customers, suppliers, competitors and the general public. Each of our directors, officers and employees shall observe the highest standards of ethical conduct and are expected to place the interests of the Company above his or her own self interest. Directors, officers and employees of the Company must avoid even the appearance of bad conduct or unethical behavior. It is the presumption of this Code of Business Conduct and Ethics that the Company and its directors, officers and employees will conduct their business dealings in accordance with all applicable laws and regulations.

        This Code of Business Conduct and Ethics cannot and is not intended to cover every applicable law and regulation, or to provide answers to all questions of ethical behavior that may arise. Ultimately, the Company must rely on each person's sense of what is ethical. Because our business depends on the reputation of the Company and its directors, officers and employees for integrity and ethical business conduct, it is the obligation of each director, officer and employee to become familiar with the Company's goals, policies and standards for conduct and to integrate them into all aspects of their business dealings.

        This Code of Business Conduct and Ethics shall be incorporated into and made a part of Colonial Bank, FSB's Employee Handbook.

CONFIDENTIAL INFORMATION

        Nonpublic information regarding the Company and its business, employees, customers, and suppliers is confidential. Directors, officers and employees may neither disclose such information nor use it for their own personal benefit, including trading in securities or for other personal gain during or after their affiliation with the Company, except the Company's directors, officers and employees may use such confidential information to the extent necessary to perform their job duties.

        The Company is legally obligated under regulations promulgated under the Gramm-Leach-Bliley Act to protect the privacy of a customer's or a potential customer's nonpublic personal information. The privacy practices of the Company are set out more fully in the Privacy Policy that is disseminated to our customers and potential customers.

ACCEPTING ITEMS OF VALUE

A. In accordance with federal bank bribery law, the Company's directors, officers and employees are prohibited from:

        1. Soliciting for themselves or for a third party (other than for the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company; and

        2. Accepting anything of value (other than bona fide salary, wages, fees or other compensation paid in the usual course of business) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

B. GENERAL EXCEPTIONS. There are a limited number of instances where the Company's directors, officers and employees, without risk of corruption or breach of trust, may accept something of reasonable value from someone doing business or seeking to do business with the Company. The most common examples are the business luncheon or the holiday season gift from a customer. In general, the threat of a violation of this Code of Business Conduct and Ethics is diminished if: (1) the acceptance of the gift or thing of value is based solely on a family or personal relationship existing independent of any business of the Company; or (2) the benefit is available to the general public under the same conditions on which it was made available to the director, officer or employee; or (3) the benefit would be paid for by the Company as a reasonable business expense if not paid for by another party.

C. SPECIFIC EXCEPTIONS. In addition to the general exceptions noted above, the following specific exceptions apply so long as they are not made in connection with any transaction or business conducted by the Company.

        1. Accepting gifts, gratuities, amenities or favors based on an obvious family or personal relationship when the circumstances make it clear that it is the family or personal relationship, rather than business of the Company, which is the motivating factor;

        2. Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided the expense is of a kind and for an amount which would be paid for by the Company as a reasonable business expense if not paid by another party;

        3. Acceptance of loans from other financial institutions on customary terms to finance proper and usual activities of the Company's directors, officers or employees, such as home mortgages, except where the loan transaction may be prohibited or restricted by law or regulation;

        4. Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items;

        5. Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

        6. Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday, birthday or other similar event; or

        7. Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.

D. DISCLOSURE OBLIGATIONS. If any Company officer or employee is offered or receives something of value that is not authorized by this Code of Business Conduct and Ethics, then that person shall promptly disclose that fact to the Company's Compliance Officer. If any Company director is offered or receives something of value that is not authorized by this Code of Business Conduct and Ethics, then that director shall promptly disclose that fact to the Chairman of the Audit Committee. After the appropriate disclosure is made, the matter will then be reviewed and instructions will be given to the reporting person as to the appropriate action to be taken. The Company will maintain written records pertaining to such disclosures.

CONFLICTS OF INTEREST

A. GENERAL. Our directors, officers and employees have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest with the Company. A conflict situation can arise when a director, officer or employee takes action or has an interest that may make it difficult to perform his or her duties objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family or a business affiliated with the director, officer or employee, receives improper personal benefits as a result of his or her business position with the Company. Directors, officers and employees of the Company must avoid such conflicts of interest, or even the appearance of such conflicts of interest. By way of example:

        1. No Company director, officer or employee shall serve as an employee, officer, director, manager, or trustee of any other bank, savings bank, savings and loan association, credit union or any other business that provides products or services competitive with those offered by the Company.

        2. If any Company director, officer or employee, or an immediate family member of any Company director, officer or employee, has a personal or financial interest in any matter that comes before the Company, then such interest shall, as soon as possible, be disclosed by the Company director, officer or employee and such interested Company director, officer or employee, shall abstain from being involved with any discussion or voting on the matter.

        3. No Company director, officer or employee shall use for financial gain for themselves or another person, or make any other improper use of, any nonpublic or confidential information which is available to them by reason of their status as a director, officer or employee of the Company.

        4. Company officers and employees are prohibited from processing any banking transaction or information for themselves or their immediate family members, unless such transaction or information processing is permitted by an applicable Company procedure.

        5. For purposes of this Code of Business Conduct and Ethics, the term "immediate family" means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

B. CORPORATE OPPORTUNITIES. No director, officer or employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

C. USE OF INSIDE INFORMATION. It is the Company's intention to strictly enforce the prohibition against insider trading set forth in federal securities laws and regulations. No director, officer or employee may buy or sell securities of the Company at a time when they are in possession of material non-public information in violation of the federal securities laws and regulations. Passing such information to someone who may buy or sell securities is also prohibited. The prohibition on insider trading applies to the Company's securities and to securities of other companies if the director, officer or employee learns of material non-public information about those other companies in the course of his or her duties for the Company.

D. FAIR DEALING. Each director, officer and employee shall endeavor to deal fairly and in good faith with the Company's customers, potential customers, stockholders, employees, suppliers, regulators, business partners, competitors and others. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

E. PROTECTION AND USE OF COMPANY ASSETS. Company assets, such as information, materials, supplies, intellectual property, software, hardware, and other computer equipment, and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Company. All Company assets should be used for legitimate business purposes and the personal use of Company assets without permission is prohibited.

F. POLITICAL ACTIVITIES. The Company acknowledges that it is important for citizens to take an active interest in the political process and the Company's directors, officers and employees may engage in political activities of their own choice, using their own money and time. In such cases, directors, officers and employees participating in political activities do so solely in their personal capacity and not as representatives of the Company, and such activities must not use the Company's facilities, personnel or assets or interfere with such person's responsibilities to the Company. Federal and state laws and regulations prohibit the Company from making direct political contributions and expenditures. The Company and its trade groups are permitted to sponsor, and each has sponsored, a political action committee, which may be funded by voluntary contributions from the Company's directors, officers and employees, for the purpose of making political contributions or expenditures.

DUTY TO REPORT AND CONSEQUENCES

        Every director, officer and employee has a duty to adhere to this Code of Business Conduct and Ethics and all existing Company policies and to report to the Company any violations in accordance with applicable procedures. Each officer and employee should report suspected violations to the Company's Compliance Officer.

        Directors should report suspected violations to the Chairman of the Audit Committee or to outside counsel.

        The Company will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination. Notwithstanding the foregoing, the Company also reserves its other rights and remedies against any director, officer and employee who violate any provision of this Code of Business Conduct and Ethics, both at law and in equity.

        The Company forbids retaliation against officers and employees who report violations of this Code of Business Conduct and Ethics in good faith.

WAIVERS

        Any waivers of the Code of Business Conduct and Ethics for executive officers or directors may only be made by the Board of Directors and must be promptly disclosed to the Company's stockholders in accordance with applicable laws and regulations. Waivers should not be granted except under extraordinary or special circumstances.

REVISIONS

        This Code of Business Conduct and Ethics shall be reviewed by the Board of Directors at least annually and may be revised as appropriate.

              APPROVED BY THE BOARD OF DIRECTORS ON APRIL 21, 2005